Pure Cycle Corporation Announces
Contracts for Sale of Lots in 2nd Development Filing at Sky Ranch

Denver, Colorado – November 3, 2020 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced today it has entered into agreements with a distinguished portfolio of four home builders for the sale of residential lots in its second filing at its Sky Ranch Master Planned Community.

Pure Cycle has entered into agreements for the sale of residential lots in its second phase of Sky Ranch. Sky Ranch is located along the I-70 corridor in metro Denver. "Since opening Sky Ranch, the development has catapulted into one of Denver's most affordable Master Planned Communities," commented Mark Harding, President of Pure Cycle. "Our second phase will include nearly 900 detached and attached family homes, for which we have contracted for 789 homes to be built by Melody Homes (a wholly-owned subsidiary of DR Horton), KB Home, Meritage Homes and Challenger Homes," continued Mr. Harding. "We are very proud of the success of our first filing, having completed all 506 finished lots nearly 18 months ahead of our contracted schedule with our home builders and reinforcing the market demand for homes at Sky Ranch," commented Mr. Harding.

The second phase includes several new product types, including paired homes and townhomes, to diversify the community and add density. These smaller lots are priced on the same return metrics as the larger detached lots so, although they are priced lower, they will cost comparably less to deliver. The total sales price for the 789 lots contracted for is $63.4 million. The remaining 100 + lots are being held for future use, which if sold at lot prices comparable to the contracted prices would result in total sales for the second filing of $72.6 million. Our preliminary cost estimates for developing the nearly 900 lots is $65.6 million, of which we estimate more than $48.0 million will be spent on public improvements that will be eligible for reimbursement by the Sky Ranch Community Authority Board, subject to its ability to issue bond sufficient to reimburse us. Pure Cycle expects to break ground on this filing by the end of calendar 2020 and deliver model home lots in the fall/winter of 2021.

The Company was able to increase its lot pricing by approximately 40%. For the first filing, our average price for a 50' lot was $72,000, compared to $102,000 in the second filing. This demonstrates Pure Cycle's success at delivering a high-quality master planned community product at affordable prices. Pure Cycle expects average lot development costs to remain consistent with the initial filing at approximately $70,000 per lot prior to reimbursables.

Pure Cycle plans to develop the second phase in four sub-phases of approximately 225 lots each with contract deliveries to take approximately four years to complete. During the first filing, each home builder was selling between six to nine homes per month. If market demand continues at this pace and having four builders in the second filing, Pure Cycle believes it would be well positioned to complete the second filing ahead of schedule as it did with the initial filing. In addition to lot sales, Pure Cycle will also receive water and wastewater tap fees, which combined are currently $31,960 per single-family equivalent. Tap fees will vary based on the size of the lot and house as in the first filing. As part of the initial filing at Sky Ranch, Pure Cycle constructed the majority of its water and wastewater utility assets to incorporate the capacity needs of the second filing, which means the next development filing

at Sky Ranch will require approximately $4 million in additional water and wastewater system investment, far less than the approximate $13 million expended in the initial filing.

Company Information

Pure Cycle is a diversified land development and private water utility services company. At our core we are an innovative and vertically integrated wholesale water and wastewater utility service provider that, in addition to developing wholesale water and wastewater utilities, develops a master planned community on land we own and to which we provide water and wastewater services.

Additional information including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about timing of commencement of construction and contract deliveries, estimated cost of developing the lots, estimated expenditures on public improvements and the eligibility of such improvements for reimbursement, plans for phased development, our ability to complete the second filing ahead of schedule, and estimated investment in additional water and wastewater systems. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: the results of the 60 to 75-day due diligence period by the builders; delays in obtaining necessary governmental approvals for final entitlements, the water and wastewater treatment systems and building permits; the availability of construction companies and equipment; changes in the housing and oil and gas markets; ; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended February 29, 2020; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.